Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Patterson Companies Elects Meenu Agarwal to Board of Directors

St. Paul, Minn. — June 15, 2023 — Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Meenu Agarwal has been elected to the Patterson Companies Board of Directors, effective June 13, 2023. Ms. Agarwal currently serves as Group Senior Vice President, Customer Experience and Success of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. Ms. Agarwal will serve on the Board’s Audit and Finance Committee.

“As we continue to enhance our software-as-a-service technology solutions and platforms, we are excited to welcome Meenu to the Board of Directors,” said John D. Buck, Chairman of the Board of Patterson Companies. “Meenu is a skilled executive with extensive experience leading sales, customer success, field operations, channel partners, and professional services organizations at various companies, and will provide valuable insights and enhance the diversity of perspectives on our Board. We look forward to her contributions in the customer experience and success arena as we continue to pursue technology innovation as a means of driving customer value and improving shareholder value.”

The Board determined to increase its size from eight to nine directors, thereby creating a new seat for Ms. Agarwal.

Meenu Agarwal Biography

Since May 2022, Ms. Agarwal has served as Group Senior Vice President, Customer Experience and Success of Workday, Inc., which, as noted above, is a leading provider of enterprise cloud applications for finance and human resources. Prior to joining Workday, she served as Executive Vice President, Customer Success and Services for Automation Anywhere, Inc., which provides an intelligent automation and process intelligence platform, from March 2022 to April 2022. Prior to Automation Anywhere, she was Senior Vice President and General Manager of Customer Success of VMware, Inc., a multi-cloud platform provider, from July 2020 to March 2022, and Vice President, Global Customer Services for HubSpot, Inc., an entity that uses its cloud-based customer relationship management platform to help scaling companies deliver outstanding customer experience, from January 2020 to June 2020. From June 2008 to December 2019, Ms. Agarwal held numerous roles across IBM, which creates value for clients by helping them leverage the power of hybrid cloud and artificial intelligence, including Global Client Success Leader for IBM’s Security Software Unit from July 2017 to December 2019, Global Director, Worldwide Sales for IBM’s Information Lifecycle Governance Unit, and Business Unit Executive for Enterprise and Midmarket in IBM’s Software Sales Group. Prior to IBM, Ms. Agarwal held managerial roles at Open Text Corporation, Vignette Professional Services and Oracle Systems.

Ms. Agarwal has a Bachelor of Technology degree with a major in electronics engineering from Banaras Hindu University Varanasi and a Graduate Diploma in Business Administration from the University of Canberra.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

CONTACT:	John M. Wright, Investor Relations
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	corporate.communications@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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